Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President & CFO

Neogen Corporation, 517/372-9200

Neogen names COO

LANSING, Mich., Dec. 4, 2014 — Neogen Corporation (NASDAQ: NEOG) announced today that it has named Richard Calk, Jr. as president and chief operating officer. He is expected to assume his responsibilities immediately. Calk replaces Steve Snyder, who resigned in July for personal reasons.

“Richard’s background in operations, sales and marketing management, along with his strategic planning skills, will provide excellent leadership at Neogen as the company continues to grow both domestically and internationally,” said James Herbert, Neogen’s chief executive officer and chairman.

Calk held senior management positions in food ingredient companies such as CP Kelco, Roquette America, and DSM Food Specialties. His experience includes establishing new operations throughout Asia, Europe, North and South America. He has managed the development of a number of new food and agriculture related products. His sales and marketing experience spans from divisional start-ups to major divisions of multi-national corporations with more than $2 billion in revenue.

Calk and his wife Corine will be relocating to Lansing, Mich., from The Woodlands, Texas, where he has been Vice President of Chemicals for Nexeo Solutions.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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